Exhibit 10.1

SOFTWARE SALE AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into as of this 6th day of February 2017, by and among Green Tree Software LLC having an address at 17 Barstow Plaza, Suite 306, Great Neck, NY 11021 ("Purchaser"), and Titan Computer Services, Inc. having an address at 92 Southgate Drive, Spring Valley, NY 10977 ("Seller").

W I T N E S S E T H:

WHEREAS, pursuant to a Software Purchase Agreement (the "Original Agreement") dated April 27, 2015 by and among Purchaser, Rosenweiss Capital LLC and Seller, Purchaser sold 49% of the Greentree Magic Software (the "Software") to Seller, for among other things, 14,700,000 shares of Seller's common stock (the "Stock"); and

WHEREAS, Purchaser wishes to purchase the Software from Seller and Seller wishes to sell to Purchaser, its entire right, title and interest in the Software.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereby agree as follows:

1. Agreement to Sell and Purchase.  Subject to Section 4 below, Seller hereby agrees, irrevocably, to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, all of Seller's right, title and interest in and to the Software, upon the terms hereof.

2. Consideration.  In consideration for the transfer of the Software and Seller's rights to the 5% Interest described below in Section 7, Purchaser is hereby delivering $7,000.00 (the "Purchase Price") to Seller's attorney (the "Escrow Agent") for deposit into its attorney escrow account pursuant to the terms herein.

3. Representations and Warranties of Edelman and Purchaser.  Purchaser and Edelman, jointly and severally, represent and warrant to Seller that Purchaser is duly organized, validly existing and in good standing under the laws of the State of New York.  Purchaser has taken all necessary steps to authorize the transactions contemplated by this Agreement.

4. Escrow.   The closing for the sale of the Software and the 5% Interest shall occur at the sole discretion of Seller and Purchaser agrees to deliver the Purchase Price to the Escrow Agent.  Purchaser acknowledges and agrees that the Escrow Agent is hereby authorized to release the Purchase Price to Seller solely upon notice from Seller that the transaction described herein has closed.

5. Representations and Warranties of Seller.  Seller represents and warrants to Purchaser and Pivotal as follows:

(i) Organization, Standing and Authority.  Seller is duly organized, validly existing and in good standing under the laws of the State of New York.  Seller has taken all necessary steps to authorize the transactions contemplated by this Agreement.

(ii) Ownership of the Software.  Seller is the sole owner of the Software it purchased pursuant to the Original Agreement, free of all liens, claims, encumbrances, charges, agreements or claims by or on the part of any person, firm or corporation, and Seller has good and marketable title thereto with full right and unrestricted power to assign, transfer and deliver the portion of the Software it owns to Purchaser as provided in this Agreement.

6. Representations, Warranties and Covenants to Survive.  All representations, warranties and covenants made by the parties in this Agreement shall survive the Closing for a period of one year with the same force and effect as if made on the date hereof.

7. Waiver of Rights.  Reference is made to Section 5(f) of the Original Agreement which provides that Seller shall have a 5% interest in Purchaser (the 5% Interest").  In exchange for part of the consideration described in Section 2, Seller hereby waives that right and relinquishes any claim to that 5% ownership of Purchaser.

8. Mutual Release. Each of the parties hereto acknowledges and agrees that it has no claims of any kind against the other party with respect to the Software or anything arising to or related thereto or from or relating to the Original Agreement. If this paragraph is breached by Seller and a claim is made against the Purchaser or Steven Edelman by investors of Seller, board members of Seller, employees of Seller or officers of Seller, then all legal fees incurred by Purchaser and and Steven Edelman to defend itself in a court of law will be paid by Seller.

9. Notices.  All notices, claims or demands required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered personally or delivered by nationally recognized overnight courier, to the addresses set forth above.  Any party may change the address for notices to be sent to it by written notice delivered pursuant to the terms hereof.

10. Further Actions, Indemnity and Assurances.  As a condition to closing hereunder, Purchaser agrees to deliver the board resignation letter attached hereto as Exhibit A.  Seller hereby agrees to indemnify Mr. Edelman from any indemnifiable claims, losses or liability he may incur arising from Mr. Edelman's service as a director of the Company from December 7, 2016 through the date hereof.  Each of the parties hereto shall, at any time and from time to time before and after the Closing, execute and deliver or cause to be executed and delivered to the other parties such further consents, approvals, conveyances, assignments and other documents and instruments as any parties reasonably request in order to carry out any and all of the terms and provisions of this Agreement.

12. Entire Agreement.  This Agreement sets forth the understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof.  No terms, conditions or warranties other than those contained herein, and no amendments or modifications thereto, shall be valid unless made in writing and signed by the parties thereto.

13. Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  The parties hereby irrevocably agree to the exclusive jurisdiction of the federal and state courts of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have executed this Software Sale Agreement as of the date and year first written above.

GREEN TREE SOFTWARE LLC

By:  _____/s/______________________
Name: Steven Edelman
Title: Manager

TITAN COMPUTER SERVICES, INC.

By:  ________/s/___________________
Name: Abraham Rosenblum
Title: President